UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 5
               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                  30(f) of the Investment Company Act of 1940

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

( ) Form 3 Holdings Reported

( ) Form 4 Holdings Reported


1. Name and Address of Reporting Person

   Shabnam Jessa
   1201 First Avenue South
   Suite 328
   Seattle, WA 98134

2. Issuer Name and Ticker or Trading Symbol

   E-City Software, Inc. (ECTY)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   03/2002

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)



7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person


Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned |
-------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security | 2.     |3.       | 4.Securities Acquired (A) | 5.Amount of   | 6.Ownership Form: | 7.Nature of Indirect |
                     |   Transaction    | or Disposed of (D)        | Securities    |   Direct (D) or   |  Beneficial Ownership|
                     |        |         |                           | Beneficially  |   Indirect (I)    |                      |
                     |        |         |                           | Owned at the  |                   |                      |
                     |        |         |                           | End of Issuers|                   |                      |
                     | Date   |Code     |  Amount  |(A)/(D)| Price  | Fiscal Year   |                   |                      |
-------------------------------------------------------------------------------------------------------------------------------|
|  Common            | 05/25/ |  S      | 475,000 |   D   | $5.00    | 974,500       |        D          |                     |
|                    | 2001   |         |         |       |          | 1,174,500     |        I          |   By Spouse         |
-------------------------------------------------------------------------------------------------------------------------------|
|                                                                                                                              |
-------------------------------------------------------------------------------------------------------------------------------|

-----------------------------------------------------------------------------------------------------------------------------------|
Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative|2.Con-  | 3.  | 4.   |5.Number of De-|6.Date Exer-|7.Title and Amount|8.Price |9.Number   |10. |11.Nature of |
  Security           |version |Transaction | rivative Secu-|cisable and | of Underlying    |of Deri-|of Deriva- |Dir-|Indirect     |
                     |or Exer-|     |      | rities Acqui- |Expiration  | Securities       |vative  |tive       |ect |Beneficial   |
                     |cise    |     |      | red(A) or Dis-|Date(Month/ |                  |Secu    |Securities |(D) |Ownership    |
                     |Price of|     |      | posed of(D)   |Day/Year)   |                  |rity    |Benefi-    |or  |             |
                     |Deriva- |     |      |               |Date |Expir-|                  |        |ficially   |Ind-|             |
                     |tive    |     |      |               |Exer-|ation | Title |Amount or |        |Owned at   |ire-|             |
                     |Secu-   |     |      |               |cisa-|Date  |       |Number of |        |End of     |ct  |             |
                     |rity    |Date |Code  |   (A) |  (D)  |ble  |      |       |Shares    |        |Year       |(I) |             |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|

Explanation of Responses: None



                                 /s/ Shabnam Jessa                May 15, 2002
                          ------------------------------      ------------------
                          **Signature of Reporting Person            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).